Exhibit 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen — Investor Relations Integrated Corporate Relations, Inc. 203/682-8211 Susan Hartzell – Media Contact Integrated Corporate Relations, Inc. 203/682-8238

MARINEMAX INCREASES AND EXTENDS CREDIT FACILITY
- Credit Line Expands to $500 Million -

CLEARWATER, FL, June 20, 2006 — MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced the expansion and extension of its credit facility. The new facility allows for borrowings of up to $500 million.

The asset based credit facility has a five-year term with two additional one-year renewal options. It replaces and increases its previous $385 million credit facility, which had a three-year term. The lending group consists of Bank of America, N.A., KeyBank, N.A., General Electric Commercial Distribution Finance Corporation, Wachovia Bank, N.A., Wells Fargo Bank, N.A., National City Bank, N.A., U.S. Bank, N.A., and Branch Banking and Trust Company. The terms and conditions of the facility are similar to the Company’s previous facility.

Michael H. McLamb, Executive Vice President and Chief Financial Officer, stated, “The growth of MarineMax and the strength of our balance sheet enabled us to obtain this $500 million credit facility. The expansion of the amount and the extension of the term of our credit facility is a natural progression in our strategy to support additional growth, thereby enabling us to focus on our core business while capturing new opportunities as they arise. With this facility, we also expanded our lending group from four institutions to eight, allowing for further future expansion. We appreciate the strong relationship we have with all our lenders.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Grady White, and the Ferretti Group including: Ferretti Yachts, Pershing, Riva, Mochi Craft, Apreamare and Bertram, the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 85 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the need for further expansion of the credit facility and the ability of the company to obtain such financing. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, the availability of new opportunities, general economic conditions and the level of consumer spending, and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission .

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